Exhibit 16.1

August 4, 2014

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read the change in accountants disclosure pursuant to Item 304 of Regulation S-K, captioned “Change in Independent Accountant” in the Registration Statement on Form S-1 of Exagen Diagnostics, Inc., dated August 4, 2014, as may be amended from time to time, and agree with the statements concerning our firm contained therein.

Yours truly,

/s/ McGladrey LLP